NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 19, 2006

Contacts:	Paris G. Reece III	Robert N. Martin	Alison Schuller
	Chief Financial Officer	Investor Relations	Corporate Communications
	(303) 804-7706	(720) 977-3431	(720) 977-3554
	greece@mdch.com	bob.martin@mdch.com	alison.schuller@mdch.com
M.D.C. HOLDINGS ANNOUNCES 12% INCREASE IN
FIRST QUARTER DILUTED EARNINGS PER SHARE; REPORTS QUARTERLY
HOME ORDERS AND QUARTER-END BACKLOG
•	Diluted earnings per share of $2.08 vs. $1.86 in 2005

•	Net income of $95.4 million, a 13% increase over 2005

•	Total revenue of $1.14 billion, up 22%

•	Closed 3,198 homes at an average selling price of $350,000

•	Financial services profits of $8.3 million, up 192%

•	Homebuilding and corporate debt-to-capital ratio, net of cash, of 0.31

•	Net orders for 3,800 homes valued at $1.36 billion

•	Quarter-end backlog of 7,134 homes valued at $2.70 billion, up 11%
     DENVER, Wednesday, April 19, 2006 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced net income for the quarter ended March 31, 2006 of $95.4 million, or $2.08 per share, compared with net income of $84.6 million, or $1.86 per share, for the same period in 2005. Total revenue for the first quarter reached $1.14 billion, up 22% from the same period in 2005.
     “We are pleased to announce growth in our net income and earnings per share for the 15th consecutive quarter,” said Larry A. Mizel, MDC’s chairman and chief executive officer. “During our 2006 first quarter, we again were recognized as one of America’s premier companies. We achieved a ranking of #437 on the FORTUNE 500 list, up 29 spots from the prior year, we were included for the first time in the S&P MidCap 400 Index, and we were named to the Forbes Platinum 400 as one of ‘America’s Best Big Companies’ for the eighth consecutive year.”
     Mizel continued, “Our disciplined approach to managing homes under construction and a relatively short lot supply has contributed to our continued high level of cash and borrowing
-more-

M.D.C. HOLDINGS, INC.

capacity, which reached its highest level ever of $1.27 billion at the end of the 2006 first quarter. We reached this capacity by increasing the commitment under our five-year, unsecured credit facility by nearly 20% to $1.25 billion, with the ability to further increase this amount by $500 million, subject to increases in bank commitments. This gives us flexibility to allocate capital between alternative investments that we expect to produce the highest risk-adjusted returns for our Company. Consistent with this objective, during the first quarter, we continued to reallocate our financial and human capital away from Texas to markets such as Salt Lake City, where recently we acquired certain assets of Salisbury Homes to strengthen our position as a leading builder in one of our fastest growing markets.”
     Mizel concluded, “Our record first quarter financial performance has positioned us for another successful year in 2006. While proud of these accomplishments, we are keenly aware that the homebuilding environment has weakened. Because the level of our success in 2006 will hinge largely on our ability to generate net home orders in this environment over the balance of the year, we are not in a position to predict whether our revenues and earnings for the full year 2006 will exceed our 2005 performance. Nevertheless, we are optimistic that generally strong economic conditions will help our more challenged markets return to sustainable, healthy levels of demand for new homes. At the same time, we are confident that we have the right disciplines and strategy to make the most of the opportunities presented by this changing homebuilding environment to further our primary objective of maximizing long-term value for our shareowners.”
     Please refer to the last paragraph of this release for a discussion of factors that may impact the Company’s estimates of revenue and earnings.
Growth in Homebuilding Profits
     Homebuilding operating profits for the quarter ended March 31, 2006 were $173.8 million, representing an increase of 7% over profits of $162.5 million for the same period in 2005. This increase primarily resulted from higher average selling prices, which reached an average of $350,000 for the quarter ended March 31, 2006, up $59,700 from the first quarter of 2005. The Company closed 3,198 homes in the 2006 first quarter, compared with 3,158 home closings in the same period in 2005, and home gross margins were 27.2%, compared with 28.4% for the comparable period in 2005.
     Paris G. Reece III, MDC’s executive vice president and chief financial officer, said, “During the first quarter of 2006, we once again improved our homebuilding profits, realizing year-over-year increases in many of our markets, most notably in Arizona, Florida and Maryland. Each of these markets benefited from increased average selling prices and home gross margins, though none experienced a year-over-year increase in home closings. The first quarter home gross margin increases recorded in these markets, as well as in Utah and Virginia, were more
-more-

M.D.C. HOLDINGS, INC.

than offset by lower home gross margins in Nevada and California. As in the prior three quarters, our home gross margins eased in Nevada from the extraordinary levels realized in the comparable periods of the previous year. In addition, our home gross margins in California moderated from the levels achieved in the first quarter of 2005, due in part to the earlier close-out of certain high margin subdivisions in both Los Angeles and the Bay Area.”
Improved Financial Services Results
     Operating profits from the Company’s financial services business for the first quarter of 2006 nearly tripled from the 2005 first quarter, increasing to $8.3 million. The profit improvement primarily was due to higher gains on sales of mortgage loans, compared with the same period in 2005. Increased volumes of mortgage loan originations and mortgage loans sold drove the higher gains. The Company achieved these increased originations by expanding the offering of mortgage loan products that it could originate directly for its customers, thereby decreasing the need for less profitable loans brokered to outside lenders.
Home Orders and Backlog
     MDC received orders, net of cancellations, for 3,800 homes with a sales value of $1.36 billion during the 2006 first quarter, compared with net orders for 4,546 homes with a sales value of $1.48 billion during the same period in 2005. The Company ended the first quarter of 2006 with a backlog of 7,134 homes, compared with a backlog of 7,893 homes at March 31, 2005. The estimated sales value of backlog at the end of the 2006 first quarter was $2.70 billion, 11% higher than the $2.43 billion estimated sales value of backlog at March 31, 2005.
     “While our net home orders received in most of our markets have slowed from their strong and, in some cases, unsustainable levels over the past few years, we have been encouraged by the number of gross home order contracts, exclusive of cancellations, that we have taken during the 2006 first quarter,” said Reece. “In fact, we received higher year-over-year gross home orders in all markets except Colorado, Virginia and Texas, and our total gross home orders excluding Texas in the 2006 first quarter actually were higher than in the first quarter of 2005. However, almost all of our markets experienced higher home order cancellations, contributing to lower net home orders per active subdivision in every market except Utah, which has continued to show strength.”
     Similar to the last three quarterly periods, net home orders received in the 2006 first quarter were lower year-over-year in Arizona. This decline primarily resulted from a reduction in the number of gross home orders received per active subdivision from record first quarter order levels in 2005, combined with a significant increase in home order cancellations. The increase in cancellations in this market, as well as in Florida and Virginia, was driven in part by what
-more-

M.D.C. HOLDINGS, INC.

appears to be the exit of speculators from these markets, along with other factors related to higher mortgage interest rates. In addition, an increased supply of homes available to be purchased in these three markets, as well as in Colorado, resulted in an elevated number of order cancellations from prospective homebuyers who were unable to sell their existing homes in a more competitive sales environment. Home orders in Virginia also were impacted by a decline in the number of active subdivisions during the 2006 first quarter, compared with the same period in 2005. Texas experienced the largest year-over-year decline in net home orders in the 2006 first quarter, as a result of our decision not to purchase additional lots in this market.
     The Company realized a 37% year-over-year increase in net home orders received in Utah in the 2006 first quarter, primarily due to the continued strong demand for new homes in this market. MDC also experienced first quarter increases in the number of net home orders received in Nevada and California. In these markets, the declines in the number of net home orders received per active subdivision were more than offset by increases in the number of subdivisions in which the Company was actively selling homes during the first quarter of 2006, compared with the same period in 2005.
     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas, Jacksonville and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California. MDC also has established operating divisions in West Florida, Delaware Valley, Chicago, Dallas/Fort Worth and Houston. For more information about our Company, please visit www.richmondamerican.com.
Forward-Looking Statements
     Certain statements in this release, including statements regarding future home closings, revenue and earnings, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth
-more-

M.D.C. HOLDINGS, INC.

initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control. Additional information about the risks and uncertainties applicable to the Company’s business is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.
-more-

M.D.C. HOLDINGS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
REVENUE

Homebuilding	$1,124,854	$921,330
Financial Services	17,408	11,598
Corporate	432	988

Total Revenue	1,142,694	933,916

COSTS AND EXPENSES

Homebuilding	951,085	758,820
Financial Services	9,095	8,751
Corporate	28,357	30,316
Related Party Expenses	1,676	100

Total Costs and Expenses	990,213	797,987

Income before income taxes	152,481	135,929
Provision for income taxes	(57,060)	(51,298)

NET INCOME	$95,421	$84,631

EARNINGS PER SHARE
Basic	$2.13	$1.95

Diluted	$2.08	$1.86

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	44,820	43,458

Diluted	45,970	45,564

DIVIDENDS DECLARED PER SHARE	$.25	$.15

-more-

M.D.C. HOLDINGS, INC.
Information on Business Segments
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
HOMEBUILDING
Home sales	$1,119,308	$916,831
Land sales	1,837	1,296
Other revenue	3,709	3,203

Total Homebuilding Revenue	1,124,854	921,330

Home cost of sales	814,589	656,780
Land cost of sales	2,374	790
Marketing expenses	29,035	22,318
Commission expenses	32,843	25,846
General and administrative expenses	72,244	53,086

Total Homebuilding Expenses	951,085	758,820

HOMEBUILDING OPERATING PROFIT	173,769	162,510

FINANCIAL SERVICES
Net interest income	856	527
Broker fees	2,080	2,168
Gains on sales of mortgage loans, net	13,027	7,898
Other revenue	1,445	1,005

Total Financial Services Revenue	17,408	11,598

General and Administrative Expenses	9,095	8,751

FINANCIAL SERVICES OPERATING PROFIT	8,313	2,847

TOTAL OPERATING PROFIT	182,082	165,357

CORPORATE

Interest and other revenue	432	988
Related party expenses	(1,676)	(100)
Other general and administrative expenses	(28,357)	(30,316)

INCOME BEFORE INCOME TAXES	$152,481	$135,929

-more-

M.D.C. HOLDINGS, INC.
Selected Financial Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	March 31,	December 31,	March 31,
	2006	2005	2005
BALANCE SHEET DATA

Calculation of Corporate and Homebuilding Debt (net of cash)
Total Debt	$1,221,931	$1,152,829	$821,203
Less: Financial Services Debt	(125,540)	(156,532)	(74,811)

Corporate and Homebuilding Debt	1,096,391	996,297	746,392
Less: Cash and Cash Equivalents and Restricted Cash	(173,388)	(221,273)	(226,834)

Corporate and Homebuilding Debt (net of cash)	$923,003	$775,024	$519,558

Calculation of Capital (excluding mortgage lending debt and net of cash)
Total Debt	$1,221,931	$1,152,829	$821,203
Stockholders’ Equity	2,055,208	1,952,109	1,516,458

Total Capital	3,277,139	3,104,938	2,337,661
Less: Financial Services Debt	(125,540)	(156,532)	(74,811)

Capital (excluding mortgage lending debt)	3,151,599	2,948,406	2,262,850
Less: Cash and Cash Equivalents and Restricted Cash	(173,388)	(221,273)	(226,834)

Capital (excluding mortgage lending debt and net of cash)	$2,978,211	$2,727,133	$2,036,016

Stockholders’ Equity Per Share Outstanding	$45.76	$43.74	$34.72

Cash and Available Borrowing Capacity Under Lines of Credit[1]	$1,267,845	$1,245,540	$1,216,362

Ratio of Homebuilding and Corporate Debt to Equity[2]	.53	.51	.49
Ratio of Homebuilding and Corporate Debt to Capital[2]	.35	.34	.33
Ratio of Homebuilding and Corporate Debt to Equity (net of cash)[2]	.45	.40	.34
Ratio of Homebuilding and Corporate Debt to Capital (net of cash)[2]	.31	.28	.26

Housing Completed or Under Construction Inventories	$1,346,057	$1,266,901	$904,474
Land and Land Under Development Inventories	$1,814,612	$1,656,198	$1,307,240

	Quarter	Full Year	Quarter
Corporate and Homebuilding Interest Capitalized
Interest Capitalized in Inventories at Beginning of Period	$41,999	$24,220	$24,220
Interest Incurred During the Period	14,841	51,872	10,815
Interest in Home and Land Cost of Sales for the Period	(9,618)	(34,093)	(7,294)

Interest Capitalized in Inventories at End of Period	$47,222	$41,999	$27,741

Interest Capitalized as a Percent of Inventories	1.5%	1.4%	1.3%

[1]	Aggregate commitment amount under our homebuilding and mortgage lines of credit and consolidated cash and cash equivalents less principal amounts outstanding and letters of credit issued under our lines of credit.

[2]	Corporate and Homebuilding Debt (net of cash) and Capital (excluding mortgage lending debt and net of cash) are non-GAAP measures used to calculate the Ratio of Homebuilding and Corporate Debt to Capital (net of cash) and the Ratio of Homebuilding and Corporate Debt to Equity (net of cash). A reconciliation of these two terms is provided above. MDC’s management tracks these terms, and their associated ratios, on a regular basis in order to assess its debt and capital positions. The presentation of this additional information is not meant to be considered in isolation or as a substitute for total debt or total capital determined in accordance with GAAP.
-more-

M.D.C. HOLDINGS, INC.
Selected Financial Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
OPERATING DATA

Interest in Home Cost of Sales as a Percent of Home Sales Revenue	0.9%	0.8%
Homebuilding and Corporate SG&A as a Percent of Home Sales Revenue	14.7%	14.4%

Depreciation and Amortization	$13,628	$9,994

Home Gross Margins[3]	27.2%	28.4%

Cash Used in Operating Activities	$(108,443)	$(118,333)
Cash Used in Investing Activities	$(1,638)	$(4,663)
Cash Provided by (Used in) Financing Activities	$61,289	$(59,145)

After-Tax Return on Total Revenue	8.4%	9.1%
After-Tax Return on Average Assets[4]	15.1%	16.8%
After-Tax Return on Average Equity[4]	29.0%	32.3%

[3]	Home sales revenue less home cost of sales as a percent of home sales revenue.

[4]	Based on last twelve months data.
-more-

M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,	March 31,
	2006	2005	2005
LOTS OWNED AND CONTROLLED
Lots Owned	24,263	23,445	24,021
Lots Under Option	17,304	18,819	16,895
Homes Completed or Under Construction (including models)	6,781	6,891	6,056

LOTS OWNED AND CONTROLLED BY MARKET
(excluding homes under construction)
Arizona	11,278	11,035	10,814
California	5,543	5,372	4,064
Colorado	5,572	5,837	5,581
Delaware Valley	1,679	1,754	923
Florida	4,144	4,403	3,979
Illinois	566	616	873
Maryland	1,772	1,852	1,803
Nevada	4,804	5,455	5,464
Utah	1,749	1,382	1,385
Virginia	4,015	4,007	3,880

Subtotal	41,122	41,713	38,766
Texas	445	551	2,150

Total Company	41,567	42,264	40,916

ACTIVE SUBDIVISIONS
Arizona	58	54	42
California	42	34	28
Colorado	50	57	55
Delaware Valley	8	7	4
Florida	26	19	18
Illinois	7	8	4
Maryland	15	11	14
Nevada	41	43	34
Utah	21	18	18
Virginia	25	20	24

Subtotal	293	271	241
Texas	18	21	24

Total Company	311	292	265

Average for Quarter Ended	299	287	252

-more-

M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
AVERAGE SELLING PRICE PER HOME CLOSED

Arizona	$285.2	$203.3
California	533.3	518.5
Colorado	296.5	282.5
Delaware Valley	412.0	—
Florida	297.7	186.4
Illinois	363.3	401.9
Maryland	570.3	423.7
Nevada	323.1	288.8
Texas	169.0	155.1
Utah	260.7	212.9
Virginia	596.2	484.2
Company Average	$350.0	$290.3
Company Average (Without Texas)	$358.2	$297.8

	Three Months Ended
	March 31,
	2006	2005
ORDERS FOR HOMES, NET (UNITS)
Arizona	919	1,152
California	544	531
Colorado	451	664
Delaware Valley	39	43
Florida	272	320
Illinois	44	29
Maryland	152	145
Nevada	779	750
Utah	339	248
Virginia	194	343

Subtotal	3,733	4,225
Texas	67	321

Total	3,800	4,546

Estimated Value of Orders for Homes, net	$1,360,000	$1,480,000

Estimated Average Selling Price of Orders for Homes, net	$357.9	$325.6

Orders for Homes, Gross Before Cancellations (Units)	5,504	5,700

Orders for Homes, Gross Before Cancellations (Units, Without Texas)	5,360	5,212

Order Cancellation Rate[5]	31.0%	20.2%

[5]	Order Cancellation Rate is calculated as total cancelled home order contracts during a specified period of time as a percent of total home orders received during such time period.
-more-

M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
HOMES CLOSED (UNITS)
Arizona	778	796
California	464	386
Colorado	399	448
Delaware Valley	31	—
Florida	252	295
Illinois	36	5
Maryland	74	74
Nevada	675	609
Utah	173	168
Virginia	177	212

Subtotal	3,059	2,993
Texas	139	165

Total	3,198	3,158

	March 31,	December 31,	March 31,
	2006	2005	2005
BACKLOG (UNITS)
Arizona	2,240	2,099	2,499
California	845	765	952
Colorado	629	577	908
Delaware Valley	189	181	66
Florida	619	599	663
Illinois	88	80	42
Maryland	329	251	296
Nevada	1,127	1,023	887
Utah	504	338	369
Virginia	398	381	799

Subtotal	6,968	6,294	7,481
Texas	166	238	412

Total	7,134	6,532	7,893

Backlog Est. Sales Value	$2,700,000	$2,440,000	$2,430,000

Estimated Average Selling Price of Homes in Backlog	$378.5	$373.5	$307.9

-###-